UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2005 (June 6, 2005)

BROWN SHOE COMPANY, INC. (Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)

1-2191 (Commission File Number)	43-0197190 (IRS Employer Identification Number)

8300 Maryland Avenue St. Louis, Missouri (Address of principal executive offices)	63105 (Zip Code)

(314) 854-4000 (Registrant's telephone number, including area code)

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

The Company today announced a plan to strengthen its Naturalizer brand in a press release dated June 6, 2005, which is attached as exhibit 99.1 hereto and incorporated herein by reference.

In accordance with General Instruction B.2. of Form 8-K, the information contained in Item 7.01 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01.   Other Information

The Company today announced a plan to strengthen its Naturalizer brand. The plan includes:

•	Closing approximately 80 underperforming stores - 60 in the United States and 20 in Canada. [This is in addition to the 10 stores closed during the first quarter 2005.]
•	Opening 30 new outlet stores in the United States and Canada over the next two to three years.
•
Consolidating into its St. Louis headquarters all buying, merchandise planning, and allocation functions for its U.S. and Canadian stores; and consolidating within its Madison, Wis., offices all retail accounting and IS support.

•
Strengthening and streamlining its Naturalizer Wholesale operations, adding talent in the sales, marketing and product development areas. The Company has recruited new leadership in each of these functions over the past three months.

The closing of the underperforming stores is expected to be completed by April, 2006, resulting in a Specialty Retail division with approximately 300 stores, 275 of which are Naturalizer stores. The 30 outlet stores will add to that total over the next two to three years.

The Company anticipates the cost to implement this plan will be about $14 to $17 million pretax, or $0.45 to $0.55 per diluted share, for lease buyouts, severance, and inventory markdowns. Costs are expected to be recognized primarily over the remainder of fiscal 2005, as arrangements are made with landlords and stores are closed. These actions are expected to be approximately cash neutral as the costs to exit the stores will be substantially offset by the cash generated from liquidating inventories carried in the stores.

Item 9.01.   Financial Statements and Exhibits.

(c)   Exhibits
Exhibit Number	Description of Exhibit

99.1	Press Release dated June 6, 2005

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
BROWN SHOE COMPANY, INC. (Registrant)

Date: June 6, 2005	By:	/s/ Michael I. Oberlander

Name:	Michael I. Oberlander
Title:	Vice President, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

99.1	Press Release dated June 6, 2005